EXHIBIT 99.1

NaturalNano and its Wholly Owned Subsidiary Bitcoin Bidder are Bidding at the U.S. Marshall's Auction for 30,000 Bitcoins

ROCHESTER, N.Y., June 27, 2014 (GLOBE NEWSWIRE) NaturalNano, Inc. (OTCPK: NNAN) (www.naturalnano.com) announced today that its wholly owned subsidiary, Bitcoin Bidder Inc., was approved as a registered bidder and is placing one or more bids today at the auction by the U.S. Marshals Service (USMS) of 30,000 Bitcoins seized by the FBI.

On June 20, 2014, Bitcoin Bidder, LLC closed on a $2,150,000 cash financing from investors through the issuance of Secured Convertible Promissory Notes. NaturalNano's wholly owned subsidiary, Bitcoin Bidder Inc., is using these funds and placing one or more bids on the 10 blocks of bitcoins being auctioned off by the USMS today.

Auction information can be viewed at: http://www.usmarshals.gov/assets/2014/bitcoins/

Jim Wemett, NNAN CEO commented, "This is exciting to have this unique opportunity to participate in the U.S. Marshals Service auction of bitcoins. We expect to hear if Bitcoin Bidder's bids are successful from the USMS by the end of the day on Monday, June 30th."

NaturalNano, Inc. (OTCPK: NNAN) located in Rochester, New York, is engaged in the development and commercialization of material additives based on proprietary nanomaterial technology utilizing Halloysite Nanotubes (HNTs). The Company provides the industry with additives designed to improve the processing characteristics and mechanical properties of engineering thermoplastics, and additives designed to optimize the release of active agents such as vitamins and fragrance in cosmetic products. NaturalNano holds patents relating to the commercial use of HNTs in composite materials as well as specialized techniques used in the refinement and processing of HNTs and intermediaries that it ships to customers worldwide. HNT materials used as a surface treatment have also shown promise in medical research devoted to stem cell collection and in trapping circulating cancer cells. The Company is also exploring surface treatments relating to improved adhesion of protective coatings for polymer components used in numerous commercial applications.

Cautionary Statement Regarding Forward-Looking Statements: Contains forward-looking statements regarding future events and future performance that involve risks and uncertainties that could materially affect actual results. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of NaturalNano's filings with the Securities and Exchange Commission. The most recent annual reports on Form 10-K and quarterly reports on Form 10-Q filed by NaturalNano provide information about these factors, which may be revised or supplemented in future reports filed with the SEC on those forms or on Form 8-K. We caution investors not to place undue reliance on forward-looking statements, and we do not undertake any obligation to update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other such factors that affect the subject of these statements, except where expressly required by law.

Contact:
Jim Wemett
NaturalNano, Inc.
585-267-4848
info@naturalnano.com